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                                                                  EXHIBIT (i)(2)


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A of The DLB Fund Group (File No. 33-82366) of our reports each dated February 12, 1999 appearing in the annual reports to shareholders for the year ended December 31, 1998, of the DLB Fixed Income Fund, DLB Global Small Capitalization Fund, DLB Value Fund, DLB Mid Capitalization Fund, DLB Quantitative Equity Fund, DLB Growth Fund, DLB Micro Capitalization Fund and DLB Global Bond Fund, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Experts" and "Report of Independent Auditors and Financial Statements" in the Statement of Additional Information, all of which are part of this Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 22, 1999